Exhibit 99.1

Michael Gavin Isaacs - SHFL entertainment, Inc. - CEO

Thank you, Ramesh. We are excited about this transaction for a number of reasons. First, from a financial perspective, Bally's offer provides SHFL's shareholders significant value. Our shareholders will receive the certainty of cash at an attractive premium of nearly 40% over the average closing price of SHFL common stock, for the 90 days ended July 15, 2013. Second, from a strategic standpoint, we are bringing together two best-in-class highly complementary and customer-centric companies, with a shared emphasis on innovation. Like SHFL, Bally has a balanced approach to its business, creating both high-quality entertainment for players and technological solutions to increase productivity on the casino floor. They are renowned for their ownership of great content, technologies and global brands that still have plenty of room to grow, much like us. And like Bally, SHFL has a history of innovation and technological excellence, underscored by the introduction of numerous industry game-changers such as the first automatic card shufflers and proprietary table games.

Those are just a few of the many things we have in common. The acquisition of SHFL will also open new doors for Bally, and broaden their scope, by providing not only access to global land-based and online table games market, but market leadership. Additionally, Bally will gain significant share of the e-Tables market, and also enhance their access to key international markets, particularly Australia and Asia. Last, and arguably most important, our cultures are very well aligned. Together, we each bring highly skilled and talented organizations with solid business infrastructures and sound fundamentals. We have many organizational elements in common, and we serve many of the same customers.

Most importantly, SHFL and Bally share the same vision, to build the industry's leading supplier, based on delivering superior products and services to customers around the world. And together it is certainly within our reach. When this acquisition is complete, I think it will be fair to say Bally will possess the most diverse, the most IP-rich and perhaps even the most powerful product portfolio in the industry. I want to thank all of our employees and the meaningful role they have played in building the great history of SHFL over the last 30 years. I'm very proud of what we've accomplished together, and I'm excited for SHFL's next chapter.

…

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

…

Operator

The next question we have comes from Steve Wieczynski of Stifel.

Steve Wieczynski - Stifel Nicolaus - Analyst

Congratulations. Going back to that last question, I don't know if you really directed answered it, Gavin. Are you, let me ask more direct, are you going to be around when this deal closes?

Michael Gavin Isaacs - SHFL entertainment, Inc. - CEO

I think Ramesh did answer it. We have got a lot of work to do on the integration. My focus right now is to drive our company, and deliver it to Ramesh and his team the great company that they bought, and to ensure that we keep delivering and hitting our goals. And during the period of the next few months, I'm sure the integration teams will work out what the team is going forward.

…

Steve Wieczynski - Stifel Nicolaus - Analyst

Got you. And maybe Ramesh and Gavin, you talked about Star games a little bit. It's a product that's been doing very well, and really been growth driver here for SHFL here, over the last year or so. Can you talk about how you'll position that product going forward?

Gavin Isaacs - SHFL entertainment, Inc. - CEO

Yes, I'll hand it over to Ramesh, but obviously, I think that Bally bought SHFL because of this great product line, and its growing importance. So I'll let you talk about what we've talked about many times over the last few days about this.

…

Carlo Santarelli - Deutsche Bank - Analyst

Understood, thank you. And Gavin, if you don't mind, would you comment at all on the process and the timing and the competition involved in coming to the deal that we have arrived at today?

Gavin Isaacs - SHFL entertainment, Inc. - CEO

I think it's fair, Carlo, that everything will be revealed when we file our proxy. I think it's best to wait for that.